Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to your disclosure of our audit report dated September 23, 2006 on the financial statements of Time Manufacture & E-Commerce Corporation Limited as of and for the years ended December 31, 2005, 2004, and 2003, in the Registration Statement of Asia Time Corporation on Form S-1.

For the purpose of the aforesaid Registration Statement, we also consent to the reference of our firm as "Experts" under the 'Experts' caption, which, insofar as applicable to our firm means accounting experts.

HONG HONG, February 10, 2007	/s/ Dominic K. F. Chan & Co. Dominic K. F. Chan & Co. Certified Public Accountants